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Exhibit 5.1

    WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94306

July 25, 2001

TriQuint Semiconductor, Inc.
2300 N.E. Brookwood Parkway
Hillsborough, Oregon 97124

    Re: Registration Statement on Form S-8

Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 25, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 11,946,341 shares of your Common Stock under the Sawtek Inc. 1983 Stock Option Plan, Sawtek Inc. Employee Stock Ownership and 401(k) Plan, Sawtek Inc. Second Stock Option Plan and Sawtek Inc. Stock Option Plan for Acquired Companies. Such shares of Common Stock are referred to herein as the "Shares", and such plans is referred to herein as the "Plans". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

    It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati

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  Exhibit 5.1